For Immediate Release


Contact:  Lee Taylor, Director of Marketing
                Pricester.com, Inc
                954.272.1200
             leetaylor@pricester.com

Florida Based Pricester.com Achieves Market Debut

HOLLYWOOD, Fla., June 29 -- Management is proud to announce that Pricester.com (symbol PRCC) is now trading on the OTC Bulletin Board (OTCBB). The Florida based corporation is an innovative website development company and Internet shopping portal with over 11,000
websites and more than 27,000 members.   Pricester.com actively
addresses the clamor from the small business and entrepreneurial sectors to achieve a truly cost-effective presence on the Internet. Pricester provides full-functioned e-commerce and informational websites, uniquely servicing the small business sector with no design costs.

Pricester's proprietary website design technology permits the custom creation of e-commerce and informational websites at an unprecedented level of cost efficiency; the savings are passed along to the business owner, resulting in perhaps the lowest net cost custom website design offering available on the market today!

Pricester packages this exceptionally well-priced website development with its reliable hosting service, providing the client with a viable one-stop, low-cost alternative to the traditionally cost-prohibitive barriers to developing and maintaining a website. Adding teeth to the overall price-minded theme, the company also allows businesses and individuals to list items for sale on its growing Internet shopping portal, www.pricester.com, at no charge.

 "Achieving public trading status is the first among the many steps before us, as we move towards achieving our long term objectives, and it is certainly a tremendously important one," said Howard Neu, Chairman.

"We are extremely pleased that we have become a public company. Our primary focus has been to develop markets for our company by building superior performance ecommerce shopping portals populated with small businesses that through Pricester.com's low cost-to-entry website solutions can now afford to enter the Internet marketplace," said Ed Dillon, CEO.

"Pricester.com can now further capitalize on its technological platforms and accelerate its sales growth by deploying an integrated suite of ecommerce empowering platforms and advanced search technologies," Said Joe Puentes, President and Founder of
Pricester.com.

"Our entrance into the U.S. public market places us in a strategic position to achieve an international presence, particularly in Europe via Greece and Latin America via DR-Cafta," said Steve Kontos, Vice-President for International Development.

Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.